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EXHIBIT 10.4

LEASE RESTRUCTURING AND OPTION AGREEMENT

        THIS LEASE RESTRUCTURING AND OPTION AGREEMENT (the "Lease Agreement") entered into effective the 7th day of February 2011 (the "Execution Date"), by and among Dunham Capital Management, L.L.C. and GC Rosedale, L.L.C. (each, a "Dunham Landlord", collectively, the "Dunham Landlords"), and Granite City Food & Brewery, Ltd. ("GCFB").

WITNESSETH:

        WHEREAS, one of the Dunham Landlords is the landlord under each lease agreement with GCFB described on the attached Exhibit A for the location indicated on Exhibit A for the applicable lease (the "Leases"), and

        WHEREAS, GCFB, DHW Leasing, L.L.C., Mr. & Mrs. Donald A. Dunham, Jr., Mr. Charles J. Hey and Concept Development Partners LLC have entered into a letter of intent dated December 23, 2010 to invest in GCFB and help secure separate financing, among other things as described therein (the "Letter of Intent"). The Dunham Landlords have agreed in connection therewith to amend the terms of the Leases as described therein;

        NOW, THEREFORE, in consideration of the above recitals that by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Lease Amendments.    At the time the transaction described in the Letter of Intent closes, the Dunham Landlords and GCFB will enter into a lease amendment substantially in the form attached as Exhibit B for each Lease, which lease amendment will amend each Lease pursuant to Section 4(b) of the Letter of Intent and add the option to each Lease pursuant to Section 4(c) of the Letter of Intent. Each party agrees that when such lease amendments are executed, such lease agreements shall supersede and replace any prior agreements, either oral or written, including without limitation, this Lease Agreement.

        2.    Defaults.    The Dunham Landlords hereby waive all defaults or events of default under the Leases existing as of the Execution Date.

        3.    Authority.    Each signatory of this Lease Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. This Lease Agreement shall be binding upon and inure to the benefit of each Dunham Landlord and GCFB and their respective successors, assigns and related entities.

        4.    Miscellaneous.    The parties are also subject to the following miscellaneous provisions: (a) this Lease Agreement is governed by and shall be construed in accordance with the laws of the state of Minnesota; (b) captions used in this Lease Agreement are for convenience only and are not a part of the agreement; (c) time is of the essence; (d) if any provision of this Lease Agreement is invalid or unenforceable to any extent, the remainder of this Lease Agreement shall continue in effect and be enforceable to the fullest extent permitted by law; (e) this Lease Agreement may be modified only by a writing executed and delivered by all parties; and (f) nothing contained in this Lease Agreement shall be deemed or construed to create a partnership or joint venture of or between any Dunham Landlord and GCFB.

        5.    Counterparts.    This Lease Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, and any party or signatory hereto may execute this Lease Agreement by signing any such counterpart. Delivery of a facsimile or digital copy (pdf) of an executed copy of this Lease Agreement shall be effective to bind the executing party. Each party so executing this Lease Agreement shall promptly deliver an original executed counterpart to the other signatories.

WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH THIS LEASE AGREEMENT, EACH PARTY HERETO (I) WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION, (II) CONSENTS TO ANY SUCH ACTION BEING VENUED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.

2

        IN WITNESS WHEREOF, the Dunham Landlords and GCFB have executed this Lease Agreement as of the day and year first above written.

DUNHAM LANDLORDS
Dunham Capital Management, L.L.C.		GC Rosedale, L.L.C.
By:	/s/ DONALD A. DUNHAM, JR.	By:	/s/ DONALD A. DUNHAM, JR.
Name: Donald A. Dunham, Jr. Its: Managing Member		Name: Donald A. Dunham, Jr. Its: Managing Member
TENANT
Granite City Food & Brewery Ltd.
By:	/s/ STEVEN J. WAGENHEIM
Name: Steven J. Wagenheim Its: President and Chief Executive Officer

EXHIBIT A
List of Leases

	Location	Title of Lease	Current Landlord
1.	Madison	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated May 31, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.
2.	Roseville	Sublease Agreement by and between GC Rosedale, L.L.C. and Granite City Food & Brewery Ltd. dated May 11, 2006 (as later amended and assigned).	GC Rosedale, L.L.C.
3.	Rockford	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated November 9, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.
4.	Creve Coeur	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 19, 2007 (as later amended and assigned).	Dunham Capital Management, L.L.C.
5.	Ft. Wayne	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated September 12, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.
6.	Maumee	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated August 7, 2007 (as later amended and assigned).	Dunham Capital Management, L.L.C.

EXHIBIT B

FORM OF LEASE AMENDMENT

AMENDMENT TO SUBLEASE

        THIS                    AMENDMENT TO SUBLEASE (the "                    Amendment") entered into effective the [1st day of May], 2011, by and between Dunham Capital Management, L.L.C. ("Landlord"), and Granite City Restaurant Operations, Inc. ("GCROI"), assignee of Granite City Food & Brewery, Ltd. ("GCFB").

WITNESSETH:

        WHEREAS, Landlord entered into a Sublease (the "Sublease") with GCFB dated                        , 20    , as amended by Amendment No. 1 to Sublease Agreement dated                        , 20    , as further amended by the Second Amendment to Sublease effective as of                        , 20    , and as amended by a Master Amendment to Leases by and among GC Omaha Limited Partnership, GC Rosedale, L.L.C., GC Lincoln Limited Partnership, GC Olathe Limited Partnership, GC Eagan Limited Partnership, GC Cedar Rapids/Davenport Limited Partnership, GC Des Moines Limited Partnership, GC Holdings Limited Partnership, GC Wichita Limited Partnership, Landlord, and GCFB dated as of October 5, 2009 (which by its terms does not affect the Sublease terms past the first anniversary of its execution), and as assigned to GCROI by an Assignment and Assumption of Sublease dated                        , 20    , and as amended by the                    Amendment to Sublease effective September 1, 2010, for the Premises located in                        , and legally described on Exhibit A attached to this                    Amendment to Sublease, (the "Premises"),

        WHEREAS, Donald A. Dunham, Jr., the sole owner of Landlord, is also a 50% owner in DHW Leasing, LLC ("DHWL"),

        WHEREAS, the Landlord has entered into land lease ("Ground Lease") with                        , (the "Ground Lease Landlord"), and

        WHEREAS, pursuant to a transaction with Concept Development Partners LLC ("CDP"), whereby CDP agreed to invest in GCFB and help secure separate financing, among other things, the parties desire to amend the Annual Base Rent and other terms of the Sublease as reflected below.

        NOW THEREFORE, for good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the parties have agreed to amend the Sublease as set forth below.

        1.    Rent.    Effective as of [May 1, 2011], Article 3(a)(i) of the Sublease is hereby amended and replaced in its entirety to read as follows:

  a.
  Rent.

  i.
  Base Rent.    For that part of the Initial Term beginning [                        , 2011] Tenant covenants and agrees to pay to Landlord Annual Base Rent equal to the sum of (i) the amount of any rent payments paid by Landlord pursuant to the Ground Lease, including without limitation any payments of Rent (as that term is defined in the Ground Lease); and (ii) $                        . The Annual Base Rent shall be payable in equal monthly installments in advance on or before the first day of each month.

        2.    Adjustment of Base Rent.    Article 3(    ) is hereby added to the Sublease to read as follows:

    .
    Adjustment of Base Rent.    In addition, to the extent DHWL and/or DHWL's banks sell shares of Common Stock of GCFB or otherwise pays down the DHWL GCFB-related loans (the "DHWL Loans") after the date of this                    Amendment ("Debt Payment"), then the aggregate rents, on those properties described on Exhibit B ("Properties") will be decreased ratably by 4.25¢ for every dollar of proceeds from such sales of Common Stock owned by DHWL or (without duplication) for each dollar of principal amount that the DHWL Loans are decreased. For example, if the DHWL

      Loans are reduced by $1,000,000, then the aggregate rents on the Properties will be reduced by $42,500, to be allocated among the Properties as agreed upon by Landlord and GCFB. At such time a Debt Payment occurs, this Lease (and the leases for the other Properties) will be amended to reflect the adjusted Base Rent. Provided, however, that the aggregate maximum amount of such additional rent reduction on the Properties shall be $297,500 per year.

        3.    Purchase Option.    Landlord hereby grants to GCFB an option (the "Option") to acquire fee title to the improvements on the Premises and to assume the Ground Lease by paying off the Landlord debt remaining with respect to the Premises at that time. Landlord acknowledges the debt currently outstanding with respect to the Premises is $        . Landlord agrees to reduce the debt with respect to the Premises in accordance with the amortization in effect as of the date of this                    Amendment. The Option shall be exercisable by GCFB or its assigns at any time prior to the fifth anniversary of the date of this                    Amendment. Landlord agrees to incur no additional debt with respect to the Premises, including without limitation debt secured by an interest in the Premises, through the end of the five-year Option period following the date of this                    Amendment. As a condition to GCFB exercising its Option to acquire the Premises from Landlord, it is specifically understood that GCFB will use its best efforts (which shall not include the payment of money) to assume all future obligations for rent or other lease-related obligations due to the Ground Lease Landlord under the Ground Lease arising on and after the date of acquisition of the Premises. If, upon GCFB's exercise of its Option, GCFB cannot achieve a full release of the Landlord's obligations under the Ground Lease from the Ground Lease Landlord, GCFB will specifically indemnify Landlord against any obligations under Ground Lease arising on and after the date of acquisition of the Premises.

        4.    Replacement.    The rent provisions outlined in this                    Amendment are intended to replace all previous agreements relating to the payment of Annual Base Rent for the Term of this Sublease.

        5.    Successors and Assigns.    This                    Amendment inures to the benefit of and is binding upon the parties hereto and their respective successors and assigns.

        6.    Counterparts.    This                    Amendment may be executed in any numbers of counterparts; each counterpart is deemed to be an original document, but all counterparts together constitute but one                    Amendment.

        7.    Provisions Severable.    The unenforceability or invalidity of any provision of this                    Amendment does not render any other provision of this                    Amendment unenforceable or invalid.

        8.    Captions.    The captions at the beginning of the several paragraphs are for convenience only and do not control or affect the meaning or construction of any provision of this                    Amendment.

        9.    Applicable Law.    This                    Amendment is governed by and construed in accordance with the laws of the State of South Dakota.

        10.    Force and Effect.    Except as expressly modified herein, Landlord and GCROI ratify, confirm, and affirm the Sublease.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the Landlord and GCROI have executed this Agreement as of the [1st day of May, 2011].

LANDLORD
DUNHAM CAPITAL MANAGEMENT, L.L.C.
By:	Donald A. Dunham, Jr., Managing Member
Its:	Managing Member
TENANT
GRANITE CITY RESTAURANT OPERATIONS, INC.
By:
Its:

CONSENT

        Granite City Food & Brewery Ltd. ("GCFB") consents to the above                    Amendment to Sublease and agrees to be bound by its terms and conditions as if GCFB were a party for the Amendment.

GRANITE CITY FOOD & BREWERY LTD.
By:
Its:

EXHIBIT A

(Legal Description of Leased Property)

EXHIBIT B

(List of Leased Properties)

Fort Wayne, IN

Creve Coeur, MO

Madison, WI

Roseville, MN

Rockford, IL

Maumee, OH

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  EXHIBIT 10.4
LEASE RESTRUCTURING AND OPTION AGREEMENT
WITNESSETH